AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 1998.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       -----------------------------------

                     GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)
                      ------------------------------------
          Delaware                                 39-0975399
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
 incorporation or organization)
                      ------------------------------------
                               888 Seventh Avenue
                            New York, New York 10106
                                 (212) 547-6700
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      ------------------------------------
                              Philip Galanes, Esq.
            General Counsel and Senior Vice President, Legal Affairs
                     GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.
                               888 Seventh Avenue
                            New York, New York 10106
                                 (212) 547-6700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                      ------------------------------------

Approximate date of commencement of proposed sale to the public: ______________

From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                      ------------------------------------

                         CALCULATION OF REGISTRATION FEE
================================================================================


Title of Each Class of               Aggregate               Amount of
Securities                       Offering Price (1)      Registration Fee
to be registered
================================================================================
 Guarantee..................        $92,550,000               $27,303
================================================================================

(1) Aggregate offering price is of 7.65% Senior Notes due at 2002 of Golden Books Publishing Company, Inc. guaranteed by the Guarantee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

             PROSPECTUS, SUBJECT TO COMPLETION, DATED JULY 24, 1998


PROSPECTUS

                     GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.
                                  GUARANTEE OF
                           7.65% SENIOR NOTES DUE 2002
                    OF GOLDEN BOOKS PUBLISHING COMPANY, INC.
                         -------------------------------

     This Prospectus relates to the guarantee (the "Guarantee") by Golden Books Family Entertainment, Inc. ("GBFE" and together with its subsidiaries, the "Company") of $92,550,000 aggregate principal amount of 7.65% Senior Notes due 2002 (the "Notes") of Golden Books Publishing Company, Inc., a Delaware corporation and wholly owned subsidiary of GBFE ("GBPC"), which may be offered from time to time by certain holders of Notes (such noteholders being hereinafter described as the "Selling Securityholders"). The Notes guaranteed by the Guarantee offered hereby are referred to herein as the "Guaranteed Notes."

     The Notes mature on September 15, 2002. Interest on the Notes is payable on March 15 and September 15 of each year. The Notes are not redeemable prior to maturity. The Notes are senior obligations of GBPC, secured by a first priority security interest in certain of its intellectual property, equipment and real property and a second priority security interest in certain of its accounts receivable and inventory. The Notes are fully and unconditionally guaranteed by GBFE.

     The Selling Securityholders, directly or through agents, broker-dealers or underwriters, may sell the Guaranteed Notes from time to time on terms to be determined at the time of sale, in privately negotiated transactions or otherwise. The Selling Securityholders and any agents, broker-dealers or underwriters that participate in the distribution of Guaranteed Notes may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of Guaranteed Notes purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. See "Plan of Distribution."

                        --------------------------------

SEE "RISK FACTORS" COMMENCING ON PAGE 3 OF THIS PROSPECTUS FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE GUARANTEED NOTES.

                         -------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Neither GBFE nor GBPC will receive any of the proceeds from the sale of Guaranteed Notes. All such proceeds will be received by the Selling Securityholders. All expenses of the offering of Guaranteed Notes will be paid by the Company, except for commissions and discounts of any underwriters, brokers, dealers or agents retained by any Selling Securityholder. Expenses payable by the Company in connection with the offering of the Notes covered by this Prospectus are estimated to be approximately $ .

                The date of this Prospectus is            , 1998.

     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company, any of the Selling Securityholders or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall under any circumstance imply that the information herein is correct as of any date subsequent to the date hereof.

                                -----------------

                                TABLE OF CONTENTS

                                                                        Page

Summary....................................................................2
Risk Factors...............................................................3
The Company................................................................8
Use of Proceeds............................................................9
Ratio of Earnings to Fixed Charges.........................................9
Description of Securities..................................................9
Selling Securityholders...................................................27
Plan of Distribution......................................................28
Experts...................................................................29
Legal Matters.............................................................29
Available Information.....................................................29
Incorporation of Certain Documents by Reference...........................30
Special Note Regarding Forward-Looking Statements.........................30

                                -----------------

                                     SUMMARY

     The Company is the largest publisher of children's books in the North American retail market. The Company, through its Children's and Adult Publishing Divisions, creates, publishes and markets an extensive range of entertainment products, including "Little Golden Books" and other storybooks, coloring/activity books, electronic storybooks, puzzles, educational workbooks, reference books and novelty book formats. The Company has published its flagship product line, "Little Golden Books," for over 50 years.

                                  RISK FACTORS

     Prospective purchasers of the Notes offered hereby should consider carefully the information set forth or incorporated by reference in this Prospectus and, in particular, should evaluate the following risks in connection with an investment in the Notes.

Substantial Leverage; Restrictive Covenants

     The Company has substantial indebtedness and interest and other debt service requirements that are significant compared to its cash flow from operations. There can be no assurance that the Company's operating results will be sufficient for payment of all of its indebtedness. The degree to which the Company is leveraged could have important consequences to holders of Notes, including the following: (i) the Company's ability to obtain other financing in the future for working capital, capital expenditures and other general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness and is not available to the Company for other purposes; (iii) a high degree of leverage may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures; and (iv) a substantial decrease in operating cash flow or an increase in expenses could make it difficult for the Company to meet its debt service requirements and force it to modify its operations.

     All of the indebtedness outstanding under GBPC's revolving credit facility will become due prior to the time the principal on the Notes will be due. In addition, GBFE may be required to refinance the Notes at maturity. No assurance can be given that, if required, GBPC will be able to refinance its revolving credit facility or that GBFE will be able to refinance the Notes on terms acceptable to it, if at all. The Company's ability to make scheduled payments on or, to the extent not restricted pursuant to the terms thereof, refinance its indebtedness depends on its financial and operating performance, which may fluctuate significantly from quarter to quarter and is subject to prevailing economic conditions and to financial, business and other factors, many of which are beyond its control. The Company has experienced significant net losses and negative cash flows from operating activities. For the fiscal year ended December 27, 1997 and the three months ended March 28, 1998, the Company had net losses of $49.7 million and $20.9 million, respectively, and negative cash flows from operating activities of $79.2 million and $20.9 million, respectively. As of March 28, 1998, the Company had approximately $70.1 million in working capital, including approximately $30.1 million in cash. The continued implementation of management's plan to return the Company's core publishing business to profitability and to re-deploy assets beyond the next twelve months may require financial resources greater than the Company's current cash position and future cash flow. There can be no assurance that the Company's future cash flow will be sufficient for it to meet its obligations and commitments. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness and to meet its other commitments, the Company will be required to adopt one or more alternatives, such as restructuring or refinancing its indebtedness, selling material assets or operations or seeking additional debt or equity capital. There can be no assurance that any of these actions could be effected on a timely basis or on acceptable terms or that these actions would enable the Company to continue to satisfy its capital requirements, including payments on the Notes.

     The agreements governing indebtedness of GBPC, including the Indenture (as defined) and GBPC's revolving credit facility, impose significant operating and financial restrictions. Such restrictions may significantly limit, among other things, the ability of GBPC to incur additional indebtedness, make prepayments of certain indebtedness, make investments, grant liens, merge with or acquire any other entity, dispose of assets and engage in certain other corporate activities. In the event that these requirements are not met, lenders may be entitled to declare indebtedness immediately due and payable. In addition, these financial restrictions could limit the ability of the Company to respond to market conditions or meet unanticipated capital needs or could otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the ability of the Company to finance its future operations or capital needs.

Risks of Implementation of New Strategy

     The Company's management team has been in the process of implementing a new strategy for the Company. As part of its new strategy, the Company has made and continues to make changes to its existing product lines, introduced new product lines, seeks opportunities to enlarge its character library and exploit new distribution channels for its products and is in the process of implementing a new sales strategy. See "Business -- Recent History/Business Strategy" in GBFE's Annual Report on Form 10-K for the year ended December 27, 1997. There can be no assurance that the Company will be able to successfully implement all or any part of its strategy, or that the implementation of this strategy will increase the profitability of the Company or improve its cash flow. In addition, the Company's restructuring measures have been and will continue to be offset in part by the incurrence of additional expenses in retaining new management and editorial staff as well as other upgrading measures relating to the Company's new strategy.

Dependence on and Relationships with Key Customers and Licensors

     During the fiscal year ended December 27, 1997, approximately 27.5% of the Company's publishing revenues and 22.9% of the Company's revenues generally were attributable to sales to the Company's four largest customers. The loss of any such customer or a substantial decrease in business from any such customer would have a material adverse effect on the Company.

     The Company believes that the variety and popularity of its characters (whether licensed or owned) is among the most important factors that differentiate the Company's products from those of its competitors. Approximately 78.2% of the Company's publishing revenues for the fiscal year ended December 27, 1997 were attributable to products utilizing characters and other properties licensed by the Company from third parties. Approximately 50.4% of publishing revenues for the fiscal year ended December 27, 1997 were attributable to products incorporating characters and properties licensed from the Company's five largest sources of licensed property. The character licenses covering characters licensed by the Company generally have two to five year terms. With respect to publishing, royalty rates paid by the Company generally range from 8% to 13% of the net price received for the product featuring the licensed characters and properties. Most license agreements feature advance royalty payments and minimum royalty guarantees and contain editorial standards that govern the Company's use of the licensed characters and properties. Licenses usually can be canceled for failure to meet these standards or certain other contractual obligations, although to date, none of the Company's licenses has been canceled by the licensor for failure to meet these standards or obligations. However, in connection with their renewal some licenses have been reduced in scope. The licenses granted to the Company generally are not exclusive. However, the current practice in the industry is for licensors not to grant the same rights to more than one licensee. The Company's licenses generally grant the Company usage rights only with respect to certain product categories, as specified in the applicable license. While the Company believes that its relationships with its licensors are good, competition for licenses is strong and there can be no assurance that any of the Company's licenses will be renewed on favorable terms, if at all. See "--Competition." The loss of the Company's license from The Walt Disney Company ("Disney") would have a material adverse effect on the Company and the loss of other licenses, individually or in the aggregate, could have a material adverse effect on the Company.

     The Company's relationships with a number of its significant customers and licensors have been contentious from time to time because of disputes, in the case of its customers, relating to prior pricing, return and merchandising policies and, in the case of its licensors, alleged non-compliance by the Company with certain license terms. Management has taken steps to repair these relationships and believes that it has been successful in this regard; currently, no disputes exist between the Company and its major customers or licensors which the Company believes might have a material adverse effect on the Company's business. However, there can be no assurance that any of the Company's relationships with customers and/or licensors will not become contentious in the future to the extent that a material adverse effect on the Company would result.

Security for the Notes

     Pursuant to the Indenture, GBPC has granted to the Trustee (as defined) for the benefit of the holders of the Notes a security interest in the Collateral (as defined) to secure the performance of GBPC's obligations under the Indenture and the Notes. The value of the Collateral is dependent on the business and earnings of GBPC. There can be no assurance that a transfer of the Collateral would not affect the value of such Collateral or that the proceeds of any sale of the Collateral following an acceleration of the Notes after an event of default with respect to the Notes would be sufficient to satisfy payments due thereon. No assurance can be given that the value of the Collateral will on a given date equal or exceed the principal amount of the Notes plus accrued and unpaid interest thereon. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value.

     The right of the Trustee under the Indenture to foreclose upon and sell the Collateral upon the occurrence of an event of default with respect to the Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy or reorganization case were to be commenced by or against GBPC and one or more of its subsidiaries. Under applicable U.S. bankruptcy law, secured creditors such as the holders of the Notes are prohibited from foreclosing upon or disposing of a debtor's property without prior bankruptcy court approval. Moreover, applicable U.S. bankruptcy law permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the Collateral. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could obtain or dispose of the Collateral or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirements of "adequate protection." If a U.S. bankruptcy court were to determine that the value of the Collateral was insufficient to repay all amounts due in respect of the Notes, the holder of the Notes would become holders of "undersecured claims" and, as such, would be unable to receive payments of accrued interest and costs during the debtor's bankruptcy proceeding.

     The Collateral includes a second priority security interest in certain accounts receivable and inventory of GBPC. The lender under GBPC's revolving credit facility has the first priority security interest in such Collateral and has the right to make all decisions regarding the timing of any foreclosure on such Collateral and the arrangements with respect to any sale or other disposition thereof.

Dependence on Key Personnel

     The implementation of the Company's strategy requires the active participation of its new management team and, in particular, Richard E. Snyder, the Company's Chairman and Chief Executive Officer. The loss of the services of Mr. Snyder could have a material adverse effect on the ability of the Company to implement its strategy. The loss of any of the other members of the Company's management team could adversely affect the implementation of selected aspects of the Company's strategy or delay the implementation of such aspects until a qualified replacement can be obtained. In addition to adversely affecting the ability of the Company to implement its strategy, the loss of any of the foregoing key employees of the Company could otherwise have a material adverse effect on the Company. The Company does not maintain "key-man" insurance in respect of Mr. Snyder or any of its other key employees.

Competition

     The children's publishing market is highly competitive. Competition is based primarily on price, quality, distribution, marketing and licenses. In mass market sales, the Company faces competition primarily from smaller competitors. In the trade and specialty trade categories, the Company's principal competitors are large publishing companies. The Company also competes for a share of consumer spending on children's entertainment and educational products against companies that market a broad range of products utilizing a broad range of technologies that are unrelated to those marketed by the Company.

     The market for licenses is also highly competitive and the Company competes against many other licensees for significant licenses. In recent years, licensors have fragmented licenses, which has reduced the cost of purchasing a license. As a result, smaller bidders have been able to enter the market for licenses, which has resulted in increased competition in this market.

     The Company also experiences strong competition for its other products and services, based on a number of factors, including, but not limited to, price, quality, formats, delivery and licenses. Many of the Company's current competitors have greater financial resources than the Company and, in selected markets, greater experience than the Company. The markets which the Company intends to enter as part of its growth strategy each contain a number of competing entities, many of which have greater resources and experience with respect to these markets than the Company.

     The licensing industry is highly competitive, and the Company's Entertainment division faces strong competition from other independent licensing agencies and from the in-house licensing divisions of motion picture and television studios. Additionally, as the division expands its efforts to produce, manufacture and distribute home video products, it will face intense competition for available creative personnel, distribution channels and financing from motion picture studios, television networks and independent production companies, many of which have greater financial resources than the Company.

Risks Relating to Intellectual Properties

     The value of the materials in the Company's library, both to the Company as a licensor and as an end user, is subject to consumer taste. There can be no assurance that these properties will be attractive to third-party licensees or that they will be suitable for inclusion in the Company's products. If properties that are being exploited cease to be attractive to third-party licensees, licensing revenue from such licenses will decrease.

     In view of the complex nature of the Company's intellectual property rights, there is a risk of third parties asserting claims of ownership or infringement or asserting a right to payment with respect to the past, present or future exploitation of such properties. There can be no assurance that the Company would prevail in any such claim. In addition, the Company's ability to demonstrate, maintain or enforce these rights may be difficult. Impairments or difficulties in demonstrating the Company's ownership or license rights in such properties could adversely affect the ability of the Company to generate revenue from or use such properties. In many cases, the rights owned or being acquired by the Company are limited in scope, do not extend to exploitation in all present or future media or in perpetuity and may not include the right to create derivative works, such as merchandising and character rights, remakes or sequels.

Cost of Paper Supplies and Other Materials Costs

     For the fiscal year ended December 27, 1997, paper supply purchases totaled approximately $33.0 million. Paper supplies and other materials costs constitute a significant portion of the Company's product costs and are susceptible to numerous factors beyond the control of the Company. Significant increases in these costs could have a material adverse effect on the Company's operating results.

Control of the Company

     As of March 16, 1998, as a consequence of the ownership of Common Stock and Series B Preferred Stock of GBFE by Golden Press Holding, L.L.C. ("GPH") (which is controlled by Warburg, Pincus Ventures, L.P.) and proxies held by GPH with respect to shares of Common Stock held by Richard A. Bernstein and certain trusts affiliated with Mr. Bernstein, GPH beneficially owned approximately 40.8% of the total voting power of the Company. As a result, GPH has the ability to control the Company and direct its affairs and business. Circumstances may occur in which GPH's interests could be in conflict with the interests of the holders of Notes. In addition, GPH may have an interest in pursuing transactions that, in its judgment, enhance the value of its equity investment in the Company, even though such transactions may involve risks to the holders of Notes.

Environmental Regulation

     The Company's operations are subject to extensive and evolving environmental laws and regulations regarding the clean-up and protection of the environment and worker health and safety. The Company believes that it is in material compliance with applicable environmental requirements. However, there can be no assurance that in the future the Company will not receive notices that certain of its operations are not in compliance with permits or other environmental requirements, that current environmental requirements will not become more onerous or that new laws and regulations will not be adopted or become applicable to the Company. Any of the foregoing could result in the imposition of fines or penalties, operating constraints, the issuance of judicial or administrative orders requiring the Company to cease operating a facility, increased operating and capital expenditures or other liabilities, any of which could have a material adverse effect on the Company's business, financial condition or results of operations.

     Under certain environmental laws, including but not limited to, the Comprehensive Environmental Response Compensation & Liability Act ("CERCLA"), the Company could be held jointly and severally responsible for investigating and remediating any hazardous substance contamination at its past or present facilities and at third party waste disposal sites. The Company could also be held liable for consequences arising out of human exposure to such substances or other environmental damage. The Company has been named as a potentially responsible party ("PRP"), or is otherwise obliged to indemnify a purchaser of properties previously owned by the Company, in certain proceedings that involve environmental remediation. Liability for most of these matters is likely to be apportioned among numerous responsible parties. The Company believes that it has adequately reserved for such matters and that they will not have a material adverse effect on the Company's financial position or results of operations. However, there can be no assurance that in the future, liabilities resulting from releases of, or exposure to, hazardous substances will not require material expenditures by the Company.

                                   THE COMPANY

     The Company is the largest publisher of children's books in the North American retail market. The Company, through its Children's and Adult Publishing Divisions, creates, publishes and markets an extensive range of entertainment products, including "Little Golden Books" and other storybooks, coloring/activity books, electronic storybooks, puzzles, educational workbooks, reference books and novelty book formats. The Company has published its flagship product line, "Little Golden Books," for over 50 years.

     The Company believes that Golden Books is one of the strongest consumer brand franchises of children's products in the United States. Management believes that the Golden Books brand name not only has strong consumer recognition, but also a reputation among consumers for wholesomeness, entertainment and spending quality time with a child.

     The Company's products utilize both owned and licensed characters. The Company's owned characters include The Poky Little Puppy and Little Lulu. Many of the Company's products, particularly its coloring/activity books, use characters licensed from Children's Television Workshop (the creator of Sesame Street), DC Comics Inc., Mattel, Inc., Mercer Mayer (the creator of Little Critters) and Disney. Characters licensed from these and other companies include Sesame Street, Barbie, the Muppets, Superman and Barney. The Disney character license allows the Company to use, in selected product categories, all of Disney's animated characters, including Mickey Mouse, Winnie the Pooh and Pinnochio and characters from The Little Mermaid, The Lion King, Aladdin and Pocahontas, as well as characters from more recent releases such as Mulan, The Hunchback of Notre Dame, Toy Story, 101 Dalmatians and Hercules. The Company believes that the variety and popularity of its owned and licensed characters are among its most important competitive strengths. For additional information concerning the Company's agreements with its licensors, see "Risk Factors -- Dependence on and Relationships with Key Customers and Licensors."

     On August 20, 1996, the Company acquired an extensive library of character-based properties which constituted substantially all of the family entertainment related assets of Broadway Video Entertainment, L.P. (the "Broadway Video Acquisition"). The library is comprised of copyrights, distribution rights, trademarks and licenses relating to characters, television programs and motion pictures, both animation and live action, and includes individual specials and multiple episode series. Among the library titles are Rudolph the Red-Nosed Reindeer, Frosty the Snowman, Santa Claus Is Coming to Town, Lassie, 26 half-hour episodes of Felix the Cat, Underdog, 52 half-hour episodes of Abbott and Costello, The Lone Ranger and Tennessee Tuxedo. The Company operates the business acquired in the Broadway Video Acquisition through its Golden Books Entertainment Group ("GBEG") division. The Company licenses properties from its GBEG division library to third parties, both domestically and internationally, for use on television, on home video and in ancillary media, and intends to utilize selected properties and characters in the GBEG division library in its children's publishing products, particularly in the storybook, coloring/activity book and home video categories.

     The Company's commercial printing division provides creative printing and publishing services to third parties. The commercial printing division's activities are grouped into three business categories: graphic art services and commercial printing; educational kit manufacturing; and custom publishing services.

     The Company is a Delaware corporation. Its executive offices are located at 888 Seventh Avenue, New York, NY 10106; telephone (212) 547-6700.

                                 USE OF PROCEEDS

     The proceeds from the sale of the Guaranteed Notes are solely for the account of the Selling Securityholders. Accordingly, neither the Company nor GBPC will receive any of the proceeds from the sale thereof.

                       RATIO OF EARNINGS TO FIXED CHARGES

     For each of the five fiscal years ending December 27, 1997 and for the three-month periods ending March 28, 1998 and March 29, 1997, the Company's earnings were insufficient to cover fixed charges by the following amounts (in thousands):

                                                            Eleven
                                                            Months        Year
                                                             Ended        Ended             Three Months
                                Years Ended                                                     Ended
                    January      January     February      December      December      March 28,       March 27,
                    29, 1994     28, 1995    3, 1996       28, 1996      27, 1997        1997            1998

Deficiency of
Earnings Available   $(78,968)   $(15,957)   $(56,563)     $(201,746)    $(57,492)     $(10,757)      $(23,116)
to Cover Fixed
Charges


     For the purpose of computing such deficiency, (i) "earnings" represents the aggregate of (a) income before income taxes and (b) fixed charges exclusive of
(d) below, and (ii) "fixed charges" represents (a) consolidated interest expense, (b) distributions on redeemable preferred securities of a subsidiary trust, (c) the portion of rental expense which the Company considers representative of an interest factor and (d) preferred dividends paid.

                            DESCRIPTION OF SECURITIES

     The Guarantee was issued under the Second Supplemental Indenture dated as of June 2, 1998 (the "Second Supplemental Indenture") among GBPC, GBFE and Marine Midland Bank, as trustee (the "Trustee"), to the Indenture dated as of September 15, 1992, as amended (the "Indenture"), between GBPC and the Trustee. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein, and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. All of the Notes (including those offered hereby) have the benefit of the security and guarantee described under "-- Security" and "-- Parent Guarantee" below. The Indenture and all supplements thereto have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     Definitions of certain terms are set forth under "Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture.

General

     The Notes mature on September 15, 2002. Interest on the Notes is payable on March 15 and September 15 of each year. The Notes are not redeemable prior to maturity. The Notes are senior obligations of GBPC, secured by the Collateral. The Notes are fully and unconditionally guaranteed by GBFE.

Security

     GBPC's obligations under the Notes and the Indenture are secured, in the case of clauses (ii), (iii) and (iv), subject to customary permitted encumbrances, by (i) a first priority security interest in and to trademarks and copyrights related to GBPC's "Christmas Classics," "Lone Ranger" and "Underdog" titles and related inventory and accounts receivable, (ii) a first priority mortgage on GBPC's distribution center in Crawfordsville, Indiana, (iii) a first priority security interest in and to certain personal property and fixtures located at GBPC's distribution center in Crawfordsville, Indiana, manufacturing facility in Racine, Wisconsin, and headquarters in New York City and (iv) a second priority security interest in and to accounts receivable and inventory, together with chattel paper, documents and proceeds of the foregoing, which second priority security interest ranks junior to the security interest securing obligations under the Eligible Credit Facility. These liens and security interests are governed by a Security Agreement between GBPC and the Trustee, which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part and is incorporated herein by reference.

     The "Christmas Classics" consists of five animated television programs now also distributed on video cassette in which GBPC either holds the copyrights or other proprietary interest: Frosty the Snowman, Frosty Returns, Rudolph the Red-Nosed Reindeer, Santa Claus Is Coming to Town and The Little Drummer Boy. The "Lone Ranger" titles include the classic comic books, radio programs, television programs, certain feature films and other works based on the character "The Lone Ranger." The "Underdog" titles consist of the 124 episodes of the animated television series concerning the character "Underdog."

     Release of Collateral. (a) GBPC shall be entitled to obtain a full release of items of Collateral (the "Released Interests") from the Security Interests created by the Indenture, the Notes and the Collateral Agreements upon compliance with the conditions precedent set forth in the provisions described under "Limitation on Asset Sales" or "Defeasance of Indenture; Discharge of Indenture" and the applicable Collateral Agreements. Upon the request of GBPC and the furnishing of each of the items required by subsection (b) below, the Collateral Agent upon the direction of the Trustee (or the Trustee if acting as Collateral Agent) shall forthwith take all necessary action (at the request of and the expense of GBPC, without recourse, representation or warranty) to release and reconvey to GBPC all of the Released Interests, and shall deliver such Released Interests in its possession to GBPC.

     (b) GBPC shall be entitled to obtain a release of, and the Collateral Agent and the Trustee shall release, the Released Interests upon compliance with the condition precedent that GBPC shall have satisfied all applicable conditions precedent to any such release as set forth in the Indenture, the Trust Indenture Act of 1939 and the applicable Collateral Agreements and shall have delivered to the Trustee and the Collateral Agent the following, as applicable:

          (i) in connection with release of Collateral resulting from an Asset Sale under "Limitation on Asset Sales," notice from GBPC as described in Article Twelve of the Indenture;

          (ii) in connection with release of Collateral resulting from an Asset Sale under "Limitation on Asset Sales," an Officers' Certificate of GBPC as described in Article Twelve of the Indenture;

          (iii) an Officers' Certificate of GBPC and an Opinion of Counsel certifying that all conditions precedent to the release of the Released Interests have been met and that such release complies with the terms and conditions of the Indenture and the applicable Collateral Agreements;

          (iv) all applicable certificates, opinions and other documentation required by the Trust Indenture Act of 1939, or the Indenture, if any;

          (v) Substitute Collateral, along with the items required under Article Twelve of the Indenture to evidence perfection of a first priority perfected Lien and a second priority perfected Lien, as the case may be, in the Substitute Collateral by the Collateral Agent; and

          (vi) an Officer's Certificate of GBPC certifying that there is no Default or Event of Default in effect or continuing on the date thereof.



     Upon compliance by GBPC with the conditions precedent set forth above, the Trustee shall cause to be released and reconveyed to GBPC, the Released Interests.

     (c) Notwithstanding anything to the contrary in this section "Release of Collateral" or in the Collateral Agreements, GBPC may, without any release or consent by the Trustee or any Holder or, to the extent these may be waived, any documents under the Trust Indenture Act of 1939, in the ordinary course of business, (i) sell, transfer, assign or otherwise dispose of inventory, (ii) so long as no Event of Default has occurred and is continuing and to the extent permitted by the Security Agreement, sell, transfer, assign or otherwise dispose of obsolete assets or assets no longer useful to the business of GBPC, and (iii) collect and dispose of accounts receivable and checks. In each such case, the Lien of the Indenture and the Collateral Agreements shall be deemed automatically released without any action on the part of the Trustee.

     (d) Notwithstanding anything to the contrary in this section "Release of Collateral" or in the Collateral Agreements, the GBPC may, without any release or consent by the Trustee or any Holder or, to the extent these may be waived, any documents under the Trust Indenture Act of 1939, in the ordinary course of business, sell, transfer, assign or otherwise dispose of Equipment included in the Collateral having an aggregate cost and/or book value, as applicable, of up to $400,000 per year; provided, that (x) on the date of any such release or within the preceding twelve months, GBPC shall have acquired Substitute Collateral with the lesser of cost or book value equal to the cost and/or book value referred to above; (y) such Substitute Collateral shall be subject to a first priority perfected Lien; and (z) GBPC shall deliver to the Trustee annually, commencing May 15, 1999, an Officer's Certificate certifying that the provisions of this clause (d) have been complied with.

Parent Guarantee

     The Parent Guarantor, irrevocably and unconditionally guarantees, and agrees to be liable on a senior basis to each Holder of Notes, that: (i) the principal of, premium, if any, and interest (including, without limitation, any interest accruing following the commencement of a bankruptcy or other insolvency proceeding of GBPC, irrespective of the allowability of any such amounts in any such proceeding) on the Notes shall be duly and punctually paid in full when due (subject to any applicable grace period), whether at maturity, upon redemption, by acceleration or otherwise, and interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and all other Obligations (including, without limitation, any Obligations accruing following the commencement of a bankruptcy or other insolvency proceeding of GBPC, irrespective of the allowability of any such amounts in any such proceeding) of GBPC or the Parent Guarantor to the Holders or the Trustee under the Indenture, the Notes or the Collateral Agreements (including amounts due the Trustee under this Indenture), shall be promptly paid in full or performed, all in accordance with the terms of the Indenture, the Notes or the Collateral Agreements, and
(ii) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations of GBPC, the same shall be promptly paid in full when due or performed in accordance with the terms of extension or renewal (subject to any applicable grace period), whether at maturity, upon redemption, by acceleration or otherwise.

     Each of GBPC and Parent Guarantor agrees to cause each person that shall become a Parent after the Effective Date to become a Parent Guarantor and execute and deliver a supplement to the Indenture, pursuant to which such person will guarantee the Obligations of GBPC on the same terms and conditions as contained in

Article Thirteen of the Indenture. Each Parent Guarantor agrees that all related businesses to those of GBPC will be conducted by or beneath an entity that has complied with the foregoing sentence.

Certain Covenants

     The following is a summary of certain covenants in the Indenture. Such covenants are applicable (unless waived or amended as permitted by the Indenture) so long as any of the Notes are outstanding or until the Notes are defeased pursuant to the Indenture.

     Merger, Consolidation or Sale of Assets. GBPC will not merge or consolidate with or into, or sell, lease, convey or otherwise dispose of, directly or indirectly, all or substantially all of its assets to another corporation, person or entity (whether or not affiliated with GBPC) in one transaction or a series of related transactions unless (i) the person formed by such consolidation or into which the corporation is merged or to which the sale, lease or conveyance shall have been made is a corporation organized under the laws of the United States or any state or other political subdivision thereof,
(ii) the transferee or successor corporation, if other than GBPC, enters into a supplemental indenture satisfactory to the Trustee whereby it confirms that it shall be deemed a party to the Indenture and be bound by all of the terms of the Indenture and the Notes, and undertakes all of the obligations of GBPC under the Indenture and the Notes (such supplemental indenture to be accompanied by a favorable opinion of counsel with respect to the due authorization, execution, delivery and enforceability of such agreement and the absence of any conflicts with or violations of any applicable law) and (iii) immediately after such merger, consolidation or transfer no default or Event of Default shall exist under the Indenture.

     Limitation on Liens. GBPC will not create, incur, assume or suffer to exist, and will not permit any Subsidiary to create, incur, assume or suffer to exist, any Lien of or upon any of their respective properties or assets, whether owned at the date of the Indenture or thereafter acquired ("Property"); provided, however, that the foregoing shall not apply to any of the following:

          (1) Liens on any Property created or assumed contemporaneously with (or within 120 days after) the acquisition of such Property to secure or provide for the payment or refinancing of all or any substantial part of the purchase price of such Property or the cost of improvements to such Property; provided that (i) the principal amount of the indebtedness secured by such Liens does not exceed 100% of the costs of such Property and/or improvements and (ii) such Liens shall not apply to any Property of GBPC or any Subsidiary, other than the acquired Property and any improvements with respect thereto;

          (2) Liens on any Property existing at the time of acquisition thereof; provided, that such Liens (i) shall not extend to any Property of GBPC or any Subsidiary other than the Property so acquired and (ii) are not incurred in connection with or in contemplation of the acquisition of the Property acquired;

          (3) Liens on any Property to secure indebtedness of a Subsidiary to GBPC or to another Subsidiary;

          (4) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings;

          (5) warehousemen's, mechanics', carriers', materialmen's, repairmen's and other like Liens incurred in the ordinary course of GBPC's or any Subsidiary's business and Liens securing reimbursement obligations with respect to trade letters of credit, banker's acceptances and sight drafts incurred in the ordinary course of GBPC's or any of its Subsidiaries' businesses which encumber documents and other property relating to such trade letters of credit, banker's acceptances and sight drafts;

          (6) Liens existing on the date of the Indenture;

          (7) Liens ("Eligible Credit Facility Liens") on Eligible Assets of GBPC securing up to $30.0 million aggregate principal amount of borrowings under any Eligible Credit Facility and its pro rata share of related interest, default interest, expenses, fees and premiums;

          (8) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (9) attachment or judgment Liens not giving rise to a Default or Event of Default;

          (10) easements, rights-of way, zoning restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of GBPC and its Subsidiaries;

          (11) liens on any Property in favor of the United States of America or any State thereof or the Commonwealth of Puerto Rico, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof or the Commonwealth of Puerto Rico, to secure partial, progress, advance or other payments, or other obligations pursuant to any contract or statute or to secure any indebtedness or obligations incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the Property subject to such liens (including liens incurred in connection with pollution control, industrial revenue, Title XI maritime financings or similar financings); or

          (12) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (1) to (11) inclusive; provided, however, that the principal amount of indebtedness secured thereby shall not be in excess of the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the Property which secured the lien so extended, renewed or replaced (plus improvements on such Property).

     Limitation on Subsidiary Indebtedness. No Subsidiary may create, incur, assume or suffer to exist any indebtedness unless (i) such indebtedness is secured by liens permitted under "Limitation on Liens," or (ii) such indebtedness is payable to GBPC or another Subsidiary.

     Limitation on Sale and Lease-Back Transactions. GBPC will not, nor will it permit any Subsidiary to, enter into any arrangement with any person (other than GBPC or any Subsidiary) providing for the leasing by GBPC or a Subsidiary of any Property (except for temporary leases for a term of not more than three years), which Property has been or is to be sold or transferred by GBPC or such Subsidiary to such person (herein referred to as a "Sale and Lease-Back Transaction"), unless either (1) GBPC or such Subsidiary would be entitled, pursuant to the provisions under "Limitation on Liens" and "Limitation on Subsidiary Indebtedness," to incur indebtedness secured by a lien on the Property to be leased equal to or exceeding the amount of the net proceeds received by GBPC or such Subsidiary with respect to such Sale and Lease-Back Transaction or (2) within 90 days after the effective date of any such Sale and Lease-Back Transaction, GBPC or such Subsidiary applies an amount (net of applicable taxes) equal to the greater of (x) the net proceeds of such sale or transfer and (y) the fair value at the time of the transaction (as determined by the Board of Directors) of the Property so leased to either (i) the retirement (other than any mandatory retirement) of any funded indebted-ness of GBPC or any Subsidiary which by its terms is senior to, or pari passu with, the Notes or (ii) in lieu of applying all or any part of such proceeds to such retirement, GBPC may deliver Notes to the Trustee for cancellation and an amount equal to the principal amount of the Notes so delivered shall be credited to the obligation of GBPC to apply such proceeds as aforesaid.

     Limitation on Payment Restrictions Affecting Subsidiaries. GBPC will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (i) pay dividends or make other distributions on such Subsidiary's capital stock or any other interest or participation in, or measured by, its profits, owned by, or pay any indebtedness owed to GBPC or any Subsidiary, (ii) make any loans or advances to GBPC or any Subsidiary, (iii) transfer any of its property or assets to GBPC or any Subsidiary, or (iv) guarantee any Indebtedness of GBPC or any Subsidiary, provided that the foregoing shall not apply to encumbrances or restrictions existing under or by reason of (a) applicable law, (b) agreements in effect at the time of issuance of the Notes, or (c) any instrument governing indebtedness of a person acquired by GBPC or any Subsidiary at the time of such acquisition (but not in connection with such acquisition), which encumbrance or restriction is not applicable to any person, or properties or assets of any person, other than the person so acquired, or the property or assets of the person so acquired or its subsidiaries.

     Limitation on Restricted Payments. GBPC shall not declare or pay any dividend, or make any distribution to the holders of, any shares of capital stock of GBPC other than dividends or distributions payable in its capital stock (other than redeemable preferred stock which is mandatorily redeemable or which matures prior to the final maturity of the Notes), and GBPC shall not, and shall not permit any Subsidiary to repay, redeem, or otherwise acquire or retire for value any shares of capital stock of GBPC, and GBPC shall not repay, redeem or otherwise acquire or retire for value or defease any indebtedness junior in right of payment to the Notes prior to its scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment or make any loan or advance to or investment in any affiliate (collectively, "Restricted Payments") if (a) at the time of such declaration, payment, distribution, purchase, redemption, other acquisition, retirement, defeasance, loan or advance, a Default or an Event of Default shall have occurred and be continuing or (b) if, at the time of such Restricted Payment, and after giving effect thereto, the aggregate amount expended for all such Restricted Payments subsequent to the issuance of the Notes shall exceed the sum of (i) 50% of Consolidated Net Income of GBPC (minus 100% if such Consolidated Net Income is negative) subsequent to the issuance of the Notes, as determined in accordance with generally accepted accounting principles in effect on the date of issuance; (ii) the aggregate net proceeds, including cash and the fair market value of property other than cash (as determined by the Board of Directors, whose determination shall be evidenced by a resolution of the Board filed with the Trustee), received by GBPC from any person other than a subsidiary from the issue or sale, subsequent to the issuance of the Notes, of capital stock (other than redeemable preferred stock which is mandatorily redeemable or which matures prior to the final maturity of the Notes) of GBPC including any such shares issued upon exercise of any warrants or conversions of any indebtedness and (iii) $50 million; provided, however, that clause (b) will not prevent (x) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration and (y) the retirement of any shares of GBPC's capital stock or the repayment of any indebtedness in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary) of, other shares of its capital stock (other than redeemable preferred stock which is mandatorily redeemable or which matures prior to the final maturity of the Notes). Notwithstanding the foregoing, GBPC shall not, and shall not permit any Subsidiary to, make a Restricted Payment if any Indebtedness of GBPC to any Affiliate shall be then outstanding.

     Limitation on Transactions With Affiliates. (a) Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transactions or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any services) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than, unless otherwise provided by the Indenture, (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are (i), in cases where such Affiliate Transactions are among Parent and its Subsidiaries, fair to GBPC and its Subsidiaries or (ii) in cases where such Affiliate Transactions are among Parent and its Subsidiaries no less favorable to GBPC and its Subsidiaries, and, in cases where such Affiliate Transactions are not among Parent and its Subsidiaries, no less favorable to the Parent and its Subsidiaries or GBPC and its Subsidiaries, as applicable, than those that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate of Parent or such Subsidiary (either (i) or (ii), "Arm's Length"). All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2,000,000 shall be approved by a majority of the disinterested members of the Board of Directors of Parent or GBPC, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If Parent or any such Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions which are similar or part of a common plan) that involves aggregate payments or other property with a fair market value in excess of $4,000,000, Parent or GBPC, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Parent and its Subsidiaries or Issuer and its Subsidiaries, as the case may be, from a financial point of view from an Independent Financial Advisor and deliver such opinion to the Trustee.

     (b) The restrictions set forth in clause (a) above shall not apply to: (i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Parent or any of its Subsidiaries, as determined in good faith by the Board of Directors or senior management of Parent or such Subsidiary; (ii) transactions exclusively between or among Parent and/or one or more Non-Issuer Subsidiaries; (iii) transactions exclusively between or among GBPC and/or one or more of its Wholly-Owned Subsidiaries; (iv) agreements, and transactions pursuant to agreements, in effect on the Effective Date and listed on a schedule to the Indenture as in effect on the Effective Date or as thereafter amended, supplemented or amended and restated in a manner not adverse to the Holders; (v) (x) ordinary course transactions or (y) operational allocations, in each case, between or among Parent and/or one or more of its Subsidiaries and on an Arm's Length basis; and
(vi) Restricted Payments not prohibited by the Indenture.

     Limitation on Asset Sales. (a) GBPC shall not, and shall not permit any of its Subsidiaries to, consummate, an Asset Sale unless (i) GBPC or the applicable Subsidiary, as the case may be, receives aggregate consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by GBPC's Board of Directors), (ii) at least 85% of the consideration received by GBPC or the Subsidiary, as the case may be, from such Asset Sale shall be in the form of (A) cash or cash equivalents, (B) the assumption of Indebtedness, (C) Replacement Assets (as defined below) or (D) any combination of the foregoing (A), (B) or
(C), and is received at the time of such disposition; and (iii) upon the consummation of an Asset Sale, GBPC shall apply, or cause such Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 180 days of such Asset Sale either (1) to repay any Indebtedness which is pari passu with the Notes, (2) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of GBPC and its Subsidiaries as existing on the Effective Date or in businesses reasonably related thereto ("Replacement Assets"), (3) to repurchase Notes from the Holders at par pursuant to a Net Proceeds Offer, as defined below, (4) to fund working capital needs of GBPC, or (5) a combination of the foregoing clauses. On or before (i) the 121st day after an Asset Sale, or (ii) such earlier date as the Board of Directors of GBPC or of such Subsidiary determines to apply the Net Cash Proceeds relating to such Asset Sale as set forth in the immediately preceding sentence (the "Net Proceeds Offer Trigger Date"), such aggregate amounts of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in the immediately preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by GBPC or such Subsidiary to make an offer to purchase (the "Net Proceeds Offer"), on a date (the "Net Pro-ceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis (to the extent practicable) that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the aggregate principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration (other than Replacement Assets) received by GBPC or any Subsidiary of GBPC, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder, and the Net Cash Proceeds thereof shall be applied in accordance with the provisions under this covenant. GBPC may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $3,500,000 resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $3,500,000, shall be applied as required pursuant to this paragraph).

     In the event of the transfer of substantially all (but not all) of the property and assets of GBPC and its Subsidiaries as an entirety to a Person in a transaction permitted under "Merger, Consolidation or Sale of Assets," the successor Person shall be deemed to have sold the properties and assets of GBPC and its Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of GBPC or its Subsidiaries deemed to be sold pursuant to the preceding sentence shall be deemed to be Net Cash Proceeds for purposes of this covenant.

     (b) Subject to the deferral of the Net Proceeds Offer Trigger Date contained in subsection (a) above, each notice of a Net Proceeds Offer pursuant to the provisions under this covenant shall be mailed or caused to be mailed, by first class mail, by GBPC within 25 days after the Net Proceeds Offer Trigger Date to all Holders at their last registered addresses as of a date within 15 days of the mailing of such notice, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer and shall state the following terms:

          (1) that the Net Proceeds Offer is being made pursuant to this Section and that all Notes tendered and not withdrawn, in whole or in part, in integral multiples of $1,000 will be accepted for payment; provided, however, that if the aggregate principal amount of Notes tendered in a Net Proceeds Offer plus accrued interest at the expiration of such offer exceeds the aggregate amount of the Net Proceeds Offer, GBPC shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by GBPC so that only Notes in denominations of $1,000 or multiples thereof shall be purchased);

          (2) the purchase price (including the amount of any accrued interest) and the purchase date (which shall be 20 Business Days from the date of mailing of notice of such Net Proceeds Offer, or such longer period as required by law) (the "Proceeds Purchase Date");

          (3) that any Note not tendered will continue to accrue interest on and after the Proceeds Purchase Date;

          (4) that, unless GBPC defaults in making payment therefor, any Note accepted for payment pursuant to the Net Proceeds offer shall cease to accrue interest on and after the Proceeds Purchase Date;

          (5) that Holders electing to have a Note purchased pursuant to a Net Proceeds Offer will be required to surrender the Note to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Proceeds Purchase Date; and

          (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than five Business Days prior to the Proceeds Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased.

     On the second Business Day immediately preceding the Proceeds Purchase Date, the Trustee shall notify GBPC in writing of the Holders who have so elected to have their Notes purchased pursuant to such Net Proceeds Offer (and who have not withdrawn such election, as provided in (6) above.) On or before the Proceeds Purchase Date, GBPC shall (i) accept for payment Notes tendered pursuant to the Net Proceeds Offer which are to be purchased in accordance with item (b) (1) above, (ii) deposit with the Paying Agent U.S. cash sufficient to pay the purchase price plus accrued interest, if any, of all Notes to be purchased and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes being purchased by GBPC. The Paying Agent shall promptly mail to the Holders of the Notes so accepted payment in an amount equal to the purchase price for such Notes plus accrued interest, if any, to the Proceeds Purchase Date. For purposes of this covenant, the Trustee shall act as the Paying Agent.

     Any amounts deposited with the Paying Agent and remaining after the purchase of Notes pursuant to a Net Proceeds Offer shall be promptly returned by the Paying Agent to GBPC.

     GBPC shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder, in each case, to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this covenant, GBPC shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant, by virtue thereof.

     No Guarantee of Parent Guarantor and Non-Issuer Subsidiaries. Neither GBPC nor any of its Subsidiaries shall guaranty (whether directly or indirectly, including on a contingent basis) or otherwise become liable in any way for Indebtedness of Parent Guarantor and its Non-Issuer Subsidiaries. This covenant shall not apply to the TOPRS and the Racine Lease as in effect on the Effective Date or as thereafter amended, supplemented or amended and restated in a manner not adverse to the Holders.

     Limitation on Issuances of Capital Stock. GBPC shall not permit any of its Subsidiaries to issue any shares of capital stock or other equity interests, except shares of capital stock or other equity interest issued by any Subsidiary to GBPC or to any of its Wholly-Owned Subsidiaries.

     Notice of Default. GBPC will, so long as any Notes are Outstanding, deliver to the Trustee, within 10 days of becoming aware of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default and what action GBPC is taking or proposes to take with respect thereto.

     Reports by GBPC. GBPC covenants to file with the Trustee, within 15 days after GBPC is required to file the same with the Commission copies of the annual reports and of the information, documents and other reports that GBPC may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or pursuant to Section 314 of the Trust Indenture Act of 1939. GBPC shall also comply with the other provisions of
Section 314(a) of the Trust Indenture Act of 1939.

     Parent Guarantor Additional Covenants. Each Parent Guarantor, on behalf of itself and its Non-Issuer Subsidiaries, covenants as follows:

          (a) Each Parent Guarantor shall not declare or pay any dividend on, or make any distribution to the holders of, any shares of capital stock of such Parent Guarantor other than dividends or distributions payable in its capital stock (other than redeemable preferred stock which is mandatorily redeemable or which matures prior to the final maturity of the Notes), and each Parent Guarantor shall not, and shall not permit any Non-Issuer Subsidiary to repay, redeem or otherwise acquire or retire for value any shares of capital stock of such Parent Guarantor, and each Parent Guarantor shall not repay, redeem or otherwise acquire or retire for value or defease the TOPRS prior to its scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment or make any loan or advance to or investment in any Affiliate other than any of its Subsidiaries (collectively, Parent Restricted Payments") if (a) at the time of such declaration, payment, distribution, purchase, redemption, other acquisition, retirement, defeasance, loan or advance, a Default or an Event of Default shall have occurred and be continuing or (b) if, at the time of such Parent Restricted Payment, and after giving effect thereto, the aggregate amount expended for all such Parent Restricted Payments (including, without limitation, the aggregate amount of Parent Restricted Payments on GBFE's Series B Preferred Stock, No Par Value, on and after the Effective Date) subsequent to the Effective Date shall exceed the sum of
     (i) 25% of Consolidated Net Income of Parent Guarantor (minus 100% if such Consolidated Net Income is negative) subsequent to the Effective Date, as determined in accordance with generally accepted accounting principles in effect on the Effective Date; and (ii) the aggregate net proceeds, including cash and the fair market value of property other than cash (as determined by the Board of Directors, whose determination shall be evidenced by a Board Resolution filed with the Trustee), received by such Parent Guarantor from any Person other than a Subsidiary from the issue or sale, subsequent to the Effective Date, of capital stock (other than redeemable preferred stock which is mandatorily redeemable or which matures prior to the final maturity of the Notes) of Parent Guarantor including any such shares issued upon exercise of any warrants or conversions of any indebtedness; provided, however, that clause (b) will not prevent (w) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration, (x) the retirement of any shares of such Parent Guarantor's capital stock or the repayment of any indebtedness in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary) of, other shares of its capital stock (other than redeemable preferred stock which is mandatorily redeemable or which matures prior to the final maturity of the Notes) and (y) the payment by GBFE of dividends on its Series B Preferred Stock, No Par Value, as in effect and outstanding on the Effective Date.

          (b) Each Parent Guarantor will not, and will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Lien to secure the TOPRS.

          (c) Each Parent Guarantor covenants to file with the Trustee, within 15 days after such Parent Guarantor is required to file the same with Commission, copies of the annual reports and of the information, documents and other reports that such Parent Guarantor may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or pursuant to Section 314 of the Trust Indenture Act of 1939. Each Parent Guarantor shall also comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939.

     Merger of Parent Into Issuer. Any Parent Guarantor may merge or consolidate with or into GBPC and GBPC may merge or consolidate with or into any Parent Guarantor in compliance with the terms of the Indenture, including, without limitation, the provisions under "Merger, Consolidation or Sale of Assets" and "GBPC May Consolidate, etc., on Certain Terms."

     GBPC May Consolidate, etc., on Certain Terms. Subject to the provisions described under "Merger, Consolidation or Sale of Assets," nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of GBPC with or into any other corporation or corporations (whether or not affiliated with GBPC), or successive consolidations or mergers in which GBPC or its successor or successors shall be a party or parties, or shall prevent any sale or conveyance of all or substantially all the property of GBPC to any other corporation (whether or not affiliated with GBPC) authorized to acquire and operate the same; provided, however, that immediately after giving effect to such transaction, no Event of Default with respect to the Notes and no event which, after notice or lapse of time or both, would become an Event of Default with respect to the Notes shall have occurred and be continuing; and provided, further, that upon any such consolidation, merger, sale or conveyance, other than a consolidation or merger in which GBPC is the continuing corporation, the due and punctual payment of the principal of and interest on all of the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by GBPC, shall be expressly assumed, by supplemental indenture satisfactory in form to the Trustee, executed and delivered to the Trustee by the corporation (if other than GBPC) formed by such consolidation, or into which GBPC shall have been merged, or by the corporation which shall have acquired such property; and provided, further, that such corporation shall be incorporated under the laws of the United States of America or a State of the United States of America.

     In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor corporation by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of and interest on all of the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by GBPC, such successor corporation shall succeed to and be substituted for GBPC, with the same effect as if it had been named in the Indenture as GBPC, and GBPC shall thereupon be released from all obligations under the Indenture and under the Notes.

     In the event of any such sale or conveyance (other than a conveyance by way of lease), GBPC or any successor corporation which shall theretofore have become such in the manner described above shall be discharged from all obligations and covenants under the Indenture and the Notes and may be liquidated and dissolved.

Events of Default

     "Event of Default" means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (a) default in the payment of any installment of interest upon any of the Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

          (b) default in the payment of all or any part of the principal on any of the Notes as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise; or

          (c) failure on the part of GBPC or any Parent Guarantor duly to observe or perform any other of the covenants or agreements on the part of GBPC or any Parent Guarantor in the Notes (other than a covenant or warranty in respect of the Notes, a default in the performance or breach of which is elsewhere in this section "Events of Default" specifically dealt with), in any of the Collateral

     Agreements or in the Indenture contained for a period of 60 days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" under the Indenture and demanding that GBPC or any Parent Guarantor remedy the same, shall have been given by registered or certified mail, return receipt requested, to GBPC or any Parent Guarantor by the Trustee, or to GBPC or any Parent Guarantor and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes affected thereby; or

          (d) An Event of Default or any other event shall occur or condition shall exist (if the effect of such Event of Default or other event or condition is to accelerate, or to permit the acceleration of, the maturity of such indebtedness) under any agreement or instrument relating to any indebtedness of GBPC in a principal amount of at least $5,000,000; or any such indebtedness shall otherwise be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

          (e) Any final non-appealable judgment or order for the payment of money in excess of $5,000,000 shall be rendered against GBPC and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (f) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of GBPC in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of GBPC or for any substantial part of its property or ordering the winding up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or

          (g) GBPC or any Parent Guarantor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of GBPC or any Parent Guarantor or for any substantial part of their respective property, or make any general assignment for the benefit of creditors; or

          (h) any other Event of Default provided in the supplemental indenture under which the Notes are issued or in the form of Note; or

          (i) the failure of the Holders to be perfected in their Security Interests in the Collateral as set forth in the Collateral Agreements and the Indenture; or

          (j) failure of a future Parent to execute and deliver a Parent Guaranty and enter into a supplemental indenture to effectuate such Parent Guaranty within ten days of becoming a Parent; or

          (k) any claim by GBPC or any Affiliate, or judgment by a court of competent jurisdiction, that any Parent Guaranty under Article Thirteen of the Indenture or any Security Interest in the Collateral is not valid or enforceable; or

          (l) failure of any representation or warranty of GBPC or any Parent Guarantor contained in the Amendment Agreement to have been true and correct in all material respects at the date such representation or warranty was made.

     If an Event of Default described in clauses (f) or (g) occurs and is continuing, then, and in each and every such case, the entire principal of all the Notes then outstanding, and the interest accrued thereon, if any, shall become immediately due and payable.

     If an Event of Default described in clauses (a), (b), (c), (d), (e), (h),
(i), (j), (k) or (l) occurs and is continuing, then, and in each and every such case, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding hereunder by notice in writing to GBPC (and to the Trustee if given by securityholders), may declare the entire principal of all Notes and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration, the same shall become immediately due and payable.

     The foregoing provisions, however, are subject to the condition that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, GBPC shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the Notes and the principal of any and all Notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest specified in the Notes to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith, and if any and all Events of Default under the Indenture, other than the non-payment of the principal of Notes which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided under the Indenture -- then and in every such case the Holders of a majority in aggregate principal amount of all the Notes then Outstanding, by written notice to GBPC and to the Trustee, may rescind and annul such declaration and its consequences but no such rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.

Amendments and Waivers

     With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding by such supplemental indenture, GBPC, when authorized by a resolution of its Board of Directors (which resolution may provide general terms or parameters for such action and may provide that the specific terms of such action may be determined in accordance with or pursuant to an Issuer Order), and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Notes; provided that no such supplemental indenture shall (a) change the final maturity of any security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or make the principal thereof (including any amount in respect of original issue discount), or interest thereon payable in any coin or currency other than that provided in the Notes or in accordance with the terms of the Indenture, or change the place at which principal or interest on the Notes is payable, or alter the provisions of Sections 5.7, 5.10,
11.11 or 11.12 of the Indenture or impair or affect the right of any Noteholder to institute suit for the payment thereof or, if the Notes provide therefor, any right of repayment at the option of the Noteholder, in each case without the consent of the Holder of each Note so affected, or (b) reduce the aforesaid percentage in principal amount of Notes, the consent of the Holders of which is required for any such supplemental indenture, without the consent of the Holders of each Note so affected, or (c) modify any of the provisions of the amendment provisions of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby.

     It shall not be necessary for the consent of the Noteholders to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

Defeasance of Indenture; Discharge of Indenture

     The Indenture permits GBPC and Parent to terminate all of their obligations under the covenants described under "Certain Covenants" (other than those described under "Reports by GBPC," "Merger of Parent Into Issuer" and "GBPC May Consolidate, etc., on Certain Terms") and to obtain the release of the Lien of the Collateral Agreements on the Collateral (but excluding the obligation to pay interest on and the principal of the Notes and certain other obligations), at any time by (i) irrevocably depositing in trust with the Trustee cash or U.S. government obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity, and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that Holders will not recognize income, gain or loss for federal income tax purposes and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

     In addition, the Indenture permits GBPC and Parent to terminate all of their respective obligations under the Indenture, the Collateral Agreements, the Notes and any Parent Guaranties and to obtain the release of the Lien of the Collateral Agreements on the Collateral, at any time by (i) irrevocably depositing in trust with the Trustee cash or U.S. government obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity, and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel based on a change in law or a ruling received from the Internal Revenue Service to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Transfer and Exchange

     A Holder will be able to transfer or exchange Notes only in accordance with the provisions of the Indenture. The registrar for the Notes may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

Concerning the Trustee

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of GBPC, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

     The Holders of a majority in principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

     The Indenture, the Notes and the Guarantee shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such state, except as may otherwise be required by mandatory provisions of law.

Certain Definitions

     Set forth below is a summary of certain of the defined terms used and defined in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

     "Affiliate" shall have the same meaning as given to that term in Rule 405 of the Securities Act.

     "Amendment Agreement" means the Amendment Agreement, dated the Effective Date, entered into by GBPC and Parent Guarantor.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by GBPC or any of its Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than GBPC or any of its Wholly-Owned Subsidiaries of (a) any capital stock of any Subsidiary of GBPC; or (b) any other property or assets of GBPC or any Subsidiary of GBPC other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which GBPC or its Subsidiaries receive aggregate consideration of less than $500,000 and (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of GBPC as permitted under the provisions under "Merger, Consolidation or Sale of Assets."

     "Board of Directors" means, with respect to any Person, the board of directors of such Person or any committee of such board duly authorized to act on its behalf. Unless the context indicates otherwise, "Board of Directors" shall refer to the Board of Directors of GBPC.

     "Board Resolution" means, with respect to any Person, a copy of one or more resolutions, certified by the secretary or an assistant secretary of such Person to have been duly adopted or consented to by the Board of Directors of such Person and to be in full force and effect, and delivered to the Trustee. Unless the context indicates otherwise, "Board Resolutions" shall refer to Board Resolutions of the Board of Directors of GBPC.

     "Business Day" means, with respect to any Note, a day that in the city (or in any of the cities, if more than one) in which amounts are payable, as specified in the form of such Note, which is not a Saturday, Sunday, or a day on which banking institutions are authorized or required by law or regulation to close in such city (or cities) or in New York City.

     "Capitalized Lease Obligation" means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations determined in accordance with generally accepted accounting principles.

     "Collateral" means, collectively, the First Lien Collateral and the Second Lien Collateral.

     "Collateral Agent" shall have the meaning assigned to such term in the Security Agreement.

     "Collateral Agreements" means, collectively, the Security Agreement, the Copyright Assignment, the Trademark Assignment, the Mortgage and any other document or instrument executed or delivered in connection with any of the foregoing, in each case, as the same may be in force from time to time.

     "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or if at any time after the execution and delivery of this Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act of 1939, then the body performing such duties on such date.

     "Consolidated Net Income" with respect to any person means, for any period, the aggregate of the net income of such person and its Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, excluding the net income of any person accrued prior to the date it becomes a Subsidiary of such person or is merged into or consolidated with such person or any of its Subsidiaries or that other person's assets are acquired by such person or any of its Subsidiaries.

     "Copyright Assignment" means the Copyright Security Interest Agreement, dated as of the Effective Date, by GBPC in favor of the Collateral Agent, as amended and supplemented from time to time in accordance with its terms.

     "Default" means any event or condition that with the giving of notice or the passage of time or both would become an Event of Default.

     "Dollar" means the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

     "Effective Date" means June 2, 1998.

     "Eligible Assets" means inventory, accounts receivable, chattel paper, documents, proceeds of the foregoing and such other related items, including such items of the type described in Section 3.1 of the Loan and Security Agreement between GBPC and Nations Credit Commercial Corporation, through its Nations Credit Commercial Funding Division, as such agreement is in effect on the Effective Date.

     "Eligible Credit Facility" means one or more credit facilities between GBPC and one or more Lenders, and otherwise complying with the terms of this Indenture, including, without limitation, the Loan and Security Agreement dated as of June 2, 1998 between GBPC and NationsCredit Commercial Corporation, through its NationsCredit Commercial Funding Division, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time as permitted herein, including to increase the commitments thereunder.

     "Equipment" shall have the meaning ascribed to it by the UCC.

     "First Lien Collateral" shall mean the "First Lien Collateral" as defined in the Security Agreement and the collateral pledged under the Copyright Assignment, the Trademark Assignment and the Mortgage.

     "GBPC" means Golden Books Publishing Company, Inc., a Delaware corporation, and, subject to the provisions described under "GBPC May Consolidate, etc., on Certain Terms," its successors and assigns.

     "Holder", "Holder of Notes", "Noteholder" and other similar terms mean the person in whose name such Note is registered in the security register kept by GBPC for that purpose in accordance with the terms of the Indenture.

     "Indebtedness" of any person shall mean, at any date, any of the following (without duplication): (a) all obligations, unconditional or contingent, of such person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments or letters of credit; (b) all obligations of such person to pay the deferred purchase price of property or services, except accounts payable and accrued liabilities, in each case, arising in the ordinary course of business; (c) Capitalized Lease Obligations of such person; (d) reimbursement obligations of such person with respect to letters of credit; (e) all Indebtedness of others secured by a lien on any asset of such person, whether or not such indebtedness is assumed or guaranteed by such person; and (f) all Indebtedness of others guaranteed by such person; and the amount thereof shall be the outstanding principal balance of any such unconditional obligations as described in (a) through (f) and the maximum liability of any such conditional obligations at such date.

     "Independent Financial Advisor" means an investment banking, accounting or appraisal firm of national standing (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect ownership interest or material direct or indirect financial interest in the Parent or any of its Subsidiaries, provided that ownership of three percent (3%) or less of the issued and outstanding shares of capital stock of the Parent shall not constitute having a direct or indirect financial interest in the Parent or any of its Subsidiaries, and (ii) which, in the judgment of the disinterested members of the Board of Directors of the Parent, is independent and qualified to perform the task for which it is to be engaged. Notwithstanding the foregoing, solely for purposes of clause (b) of the definition of "Substitute Collateral," Independent Financial Advisor shall mean Houlihan Lokey Howard & Zukin or any successor thereto; provided, however, that if Houlihan Lokey Howard & Zukin or any such successor shall not be reasonably available to perform the function called for by such definition, Independent Financial Advisor shall have the meaning given in the preceding sentence.

     "Intellectual Property" means intangible assets of GBPC described in
Section 2.1(a)(i)of the Security Agreement and any similar assets pledged in substitution thereof.

     "Lender" means a Person that is a lender in an Eligible Credit Facility.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, excluding true lease and consignment filings).

     "Mortgage" means the Real Estate Mortgage, Assignment of Rents and Security Agreement, dated as of the Effective Date between GBPC and Trustee, creating Liens on and related to the Premises (as defined herein), including the Mortgaged Property secured by and described in the Real Estate Mortgage, Assignment of Rents and Security Agreement, and any other similar document or instrument executed in connection therewith.

     "Mortgaged Property" shall have the meaning assigned to such term in the Mortgage.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents (other than the portion of any such deferred payment constituting interest) received by GBPC or any of its Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by GBPC or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any post-closing adjustments or liabilities associated with such Asset Sale and retained by GBPC or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Non-Issuer Subsidiaries" means all direct and indirect Subsidiaries of the Parent Guarantor other than GBPC and direct and indirect Subsidiaries of GBPC.

     "Obligations" means any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages, sums and other liabilities payable under the documentation governing any Indebtedness.

     "Parent" means Golden Books Family Entertainment, Inc., together with any of its successors and assigns and any other Person directly owning outstanding securities or interests which have ordinary voting power to elect a majority of the Board of Directors or similar governing body of GBPC.

     "Parent Guarantor" means the Parent and any and all future Parents of GBPC that have, by execution and delivery of a supplemental indenture, delivered a Parent Guaranty.

     "Parent Guaranty" means the Guaranty by the Parent Guarantor pursuant to Article Thirteen of the Indenture.

     "person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "principal" whenever used with reference to the Notes or any Note or any portion thereof, shall be deemed to include "and premium, if any".

     "Racine Lease" means the lease between First Industrial Development Services Group, L.P., as landlord, and Golden Books Family Entertainment, Inc., as tenant, dated June 23, 1997, as amended.

     "Second Lien Collateral" shall have the meaning assigned to such term in the Security Agreement.

     "Securities Act" means the Securities Act of 1933, as amended from time to time, or any successor legislation.

     "Security Agreement" means the Security Agreement, dated as of the Effective Date, between GBPC and the Trustee, as amended or supplemented from time to time in accordance with its terms, and any other document or instrument executed or delivered in connection therewith.

     "Security Interests" means the Liens on the Collateral created by this Indenture and the Collateral Agreements in favor of the Trustee for the benefit of the Trustee and the Holders.

     "Subsidiary" means, with respect to any Person, any corporation, partnership or other entity the outstanding securities or interests of which having ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation, partnership or other entity (whether or not any other class of securities has or might have voting power by reason of the happening of a contingency) are at the time owned directly or indirectly by such Person and/or one or more of its Subsidiaries. Unless the context indicates otherwise, "Subsidiary" shall refer to a Subsidiary of GBPC.

     "Substitute Collateral" means: (A) in the case of the Collateral described in Section 2.1(a)(iii), (iv) and (v) of the Security Agreement, other assets of GBPC with a fair market value (as determined in good faith by an Independent Financial Advisor) equal to or greater than (x) in the case of Collateral on the Effective Date, the book value on the Effective Date of the Released Interests as set forth on Schedules 2.1(a)(iii), 2.1(a)(iv) and 2.1(a)(v) of the Security Agreement and (y) in the case of after acquired Collateral, the cost of such Collateral; and (B) in the case of the Collateral described in Section 2.1(a)(i) and (ii) of the Security Agreement, other Intellectual Property of GBPC which an Independent Financial Advisor shall approve as being of equal or greater value than the fair market value of such Released Interests at the time of substitution as determined in good faith by such Independent Financial Advisor.

     "TOPRS" means the Golden Books Financing Trust 83/4% Convertible Trust Originated Preferred SecuritiesSM Due 2016.

     "Trademark Assignment" means the Trademark Security Interest Agreement, dated as of the Effective Date, by GBPC in favor of the Collateral Agent, in the form of Exhibit D to the Amendment Agreement, as amended and supplemented from time to time in accordance with its terms.

     "Trust Indenture Act of 1939" means the Trust Indenture Act of 1939 as amended and as in force at the date as of which the Indenture was originally executed.

     "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York, PROVIDED that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

     "Wholly-Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person of which all the outstanding voting securities or interests which normally have the right to vote in the election of the board of directors or similar governing body of such Subsidiary are owned directly or indirectly by such Person or any Wholly-Owned Subsidiary of such Person.

                             SELLING SECURITYHOLDERS

     The Guarantee was issued by GBFE pursuant to the Second Supplemental Indenture and offered to certain holders of Notes in a transaction exempt from the registration requirements of the Securities Act to persons GBFE reasonably believed to be "qualified institutional buyers," as such term is defined in Rule 144A under the Securities Act, or institutional "accredited investors," as such term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act. The Selling Securityholders may from time to time offer and sell pursuant to this Prospectus any or all of the Guaranteed Notes. The term Selling Securityholders includes the record holder listed below and the beneficial owners of Guaranteed Notes held by such record holder and their transferees, pledgees, donors or other successors.

     The information included below is based upon information provided by the Selling Securityholders. Because each Selling Securityholder may offer all, some or none of its Guaranteed Notes, no definitive estimate as to the principal amount thereof that will be held by each such Selling Securityholder after such offering can be provided and the following table has been prepared on the assumption that the entire principal amount of Guaranteed Notes will be sold to parties unaffiliated with the Selling Securityholders. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their Guaranteed Notes since the date on which they provided the information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act.

     The following table sets forth the name of each Selling Securityholder, the principal amount of Guaranteed Notes owned by each Selling Securityholder as of July 24, 1998, and the amount of Guaranteed Notes which may be offered for resale pursuant to this Prospectus.

                              Principal Amount of        Percent of Notes
                                     Notes                 Outstanding
                                     -----                 -----------
Name

Cede & Co.....................      $92,550,000               61.7%

                              PLAN OF DISTRIBUTION

     GBFE is registering the Guarantee pursuant to a Registration Rights Agreement, dated as of June 2, 1998 (the "Registration Rights Agreement"), among GBFE, GBPC and the Trustee, which was entered into in connection with the execution and delivery of the Second Supplemental Indenture.

     The Guaranteed Notes may be sold from time to time by the Selling Securityholders. Such sales may be made on the open market or otherwise at prices and on terms then prevailing or related to the then current market price, or in negotiated transactions. The Notes may be sold directly to purchasers by Selling Securityholders or through one or more broker-dealers acting as agent or principal in underwritten offerings, block trades, agency placements, exchange distributions, brokerage transactions, privately negotiated transactions, short sales or otherwise, or in any combination of transactions.

     In connection with any transaction involving the Guaranteed Notes, broker-dealers or others may receive from the Selling Securityholders, and may in turn pay to other broker-dealers or others, compensation in the form of commissions, discounts or concessions in amounts to be negotiated at the time. Broker-dealers and any other persons participating in a distribution of the Guaranteed Notes may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such distribution, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act.

     Any or all of the sales or other transactions involving the Guaranteed Notes described above, whether effected by a Selling Securityholder, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, the Guaranteed Notes that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     To comply with the securities laws of certain states, if applicable, the Guaranteed Notes may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the Guaranteed Notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with under applicable state securities laws.

     Pursuant to the Registration Rights Agreement, all expenses of the registration of the Guarantee will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sly" laws; provided, however, that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. GBFE, GBPC and the Selling Securityholders have agreed to indemnify each other and their respective officers and directors and certain other persons against liabilities in connection with any offering of the Notes, including liabilities arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling GBFE or GBPC pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     EXPERTS

     The consolidated financial statements of Golden Books Family Entertainment, Inc. appearing in the Company's Annual Report on Form 10-K at December 27, 1997 and December 28, 1996 and for the year ended December 27, 1997 and the period from February 4, 1996 to December 28, 1996 have been audited by Ernst & Young LLP, independent auditors, and for the year ended February 3, 1996, by Deloitte & Touche LLP, independent auditors, as set forth in their respective reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the Guarantee being offered hereby is being passed upon by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Such materials can also be inspected at the offices of the National Association of Securities Dealers, Inc., at 33 Whitehall Street, 10th Floor, New York, New York 10004. Additionally, the Company files such reports, proxy statements and other information with the Commission pursuant to the Commission's EDGAR system. The Commission maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission pursuant to the EDGAR system. The address of the Commission's web site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the securities offered hereby. This Prospectus omits certain information contained in the Registration Statement. The information omitted may be obtained from the Commission upon payment of the regular charge therefor.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which are filed under File No. 0-14399 by the Company with the Commission under the Exchange Act, are hereby incorporated herein by reference:

     (i)  the Annual Report on Form 10-K for the year ended December 27, 1997;

     (ii) the Quarterly Report on Form 10-Q for the quarter ended March 28,
          1998;

     (iii) the sections entitled "Principal Stockholders and Share Ownership by Management," "Election of Directors," "Executive Compensation" and "Certain Transactions" in the Company's Proxy Statement filed with the Commission on April 15, 1998; and

     (iv) the Company's Current Report on Form 8-K dated June 15, 1998.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment that indicates the termination of the offering of the securities offered hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

     Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the offering of the securities offered hereby to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     A copy of any document incorporated by reference in the Registration Statement (not including exhibits to the information that is incorporated by reference, unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) of which this Prospectus forms a part but which is not delivered with this Prospectus will be provided by the Company without charge to any person to whom this Prospectus has been delivered, upon the oral or written request of such person. Such requests should be mailed to Corporate Secretary, Golden Books Family Entertainment, Inc., 888 Seventh Avenue, New York, New York 10106. Telephone requests may be directed to the Corporate Secretary at 212-547-6700.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus or in documents incorporated herein by reference that are not historical facts, including, without limitation, in particular, statements made (1) under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Reports on Form 10-K, in the Company's Quarterly Reports on Form 10-Q and in any amendments to such reports and (2) in the Company's Current Reports on Form 8-K and in any amendments to such reports may, in some cases, include statements of future expectations, projections of revenue and income, statements of future economic performance and other forward-looking statements that are subject to important factors that could cause actual results to differ materially from those in any such forward-looking statements, including, without limitation, the risks of implementing the Company's new strategy, the ability of management of the Company to maintain and improve its relationships with key customers and licensors, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development and other risks detailed herein in the section entitled "Risk Factors," elsewhere herein and in the Company's other filings with the Commission.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          SEC Filing Fee......................................     $27,303
          Legal Fees..........................................           *
          Accounting Fees.....................................           *
          Miscellaneous.......................................           *
                                                    Total         $______*

         * To be completed by amendment.

Item 15.  Indemnification of Directors and Officers.

Limitation on Directors' Liability

     The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as amended from time to time, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.

Limitation on Liability under Registration Rights
Agreement

     Under the Registration Rights Agreement, the Company and the Selling Securityholders (certain of which are directors and/or officers of the Company) have agreed to indemnify each other and their respective officers and directors and certain other persons against liabilities in connection with any offering of the Notes guaranteed by the Guarantee, including liabilities arising under the Securities Act.

Item 16.  Exhibits.

         The following is a complete list of exhibits filed as a part of this Registration Statement:

        Exhibit No.    Document

         4.1*          Amendment Agreement dated as of June
                       2, 1998 executed and delivered by
                       Golden Books Publishing Company,
                       Inc. ("GBPC") and Golden Books
                       Family Entertainment, Inc. (the
                       "Company") and acknowledged by
                       Marine Midland Bank, as Trustee (the
                       "Trustee").

         4.2*          Second Supplemental Indenture dated as
                       of June 2, 1998 to the Indenture dated
                       as of September 15, 1998, as amended,
                       among the Company, GBPC, and the Trustee.

         4.3* Security Agreement dated as of June 2, 1998 between GBPC and the Trustee .

         4.4*          Registration Rights Agreement dated as of
                       June 2, 1998 among the Company, GBPC and the Trustee.

         5.1           Opinion of Cahill Gordon & Reindel

        11.1           Computation of Ratio of Earnings to Fixed Charges

        23.1           Consent of Ernst & Young LLP

        23.2           Consent of Deloitte & Touche LLP

        23.3 Consent of Cahill Gordon & Reindel (included in Exhibit 5.1)

        24.1 Powers of Attorney (included in signature page to this Registration Statement)


* Previously filed as an exhibit to the Company's Current Report on Form 8-K dated June 15, 1998, and incorporated herein by reference.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Incorporation of Subsequent Exchange Act Documents by Reference.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Indemnification of Officers and Directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 24th day of July, 1998.

                              GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.


                              By:    /s/ John C. Ferrara
                                    --------------------------------------
                                    John C. Ferrara
                                    Executive Vice President and
                                      Chief Financial Officer


     We, the undersigned officers and directors of Golden Books Family Entertainment, Inc. hereby severally constitute and appoint, John C. Ferrara and Philip Galanes, and each of them, with full power of substitution, our true and lawful attorney with full power to him singly to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to sign any abbreviated registration statement and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Golden Books Family Entertainment, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.

Name and Signature                                 Title                               Date

/s/ Richard E. Snyder              Chairman of the Board and Chief Executive        July 24, 1998
- ------------------------------       Officer (Principal Executive Officer)
Richard E. Snyder

/s/ John C. Ferrara                Executive Vice President and Chief Financial     July 24, 1998
- ------------------------------       Officer (Principal Financial and Accounting
John C. Ferrara                      Officer)

/s/ Eric Ellenbogen                President and Director                           July 21, 1998
- ------------------------------
Eric Ellenbogen

/s/ Shahara Ahmad-Llewellyn        Director                                         July 22, 1998
- ------------------------------
Shahara Ahmad-Llewellyn

/s/ Barry Diller                   Director                                         July 24, 1998
- ------------------------------
Barry Diller

                                      II-4

/s/ Linda L. Janklow               Director                                         July 22, 1998
- ------------------------------
Linda L. Janklow

/s/ Doug Karp                      Director                                         July 24, 1998
- ------------------------------
Doug Karp

/s/ Marshall Rose                  Director                                         July 24, 1998
- ------------------------------
Marshall Rose

/s/ David Tanner                   Director                                         July 24, 1998
- ------------------------------
David Tanner

/s/ H. Brian Thompson              Director                                         July 24, 1998
- ------------------------------
H. Brian Thompson

/s/ John L. Vogelstein             Director                                         July 24, 1998
- ------------------------------
John L. Vogelstein




                                      II-5